Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Woodside Energy Group Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, no par value per share, reserved for issuance under the Equity Award Rules.	Other (2)	12,000,000	$19.62	$235,451,280.00	0.00014760	$34,752.61

Total Offering Amounts				—			$34,752.61

Total Fee Offsets				—			$—

Net Fee Due				—			$34,752.61

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) registers ordinary shares, no par value per share (“Shares”), of Woodside Energy Group Ltd (the “Registrant”) that are authorized for issuance under the Registrant’s Equity Award Rules, as amended. Shares may be represented by American Depositary Shares (“ADSs”), which are traded in the United States. Each ADS represents one Share on deposit with Citibank, N.A., as a depositary bank. A separate registration statement on Form F-6 (File No. 333-264280) has been filed to register the ADSs. In the event of any share dividend, share split or other similar transaction involving the Shares, the number of Shares registered hereby shall automatically be adjusted in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per unit and proposed maximum aggregate offering price are based on the reported average of the high and low prices of the Registrant’s Shares as reported on the Australian Stock Exchange Limited on February 28, 2024, translated into United Sates dollars as of the same date at the rate of A$1.00 = US$0.6497, as published by The Wall Street Journal for that date.